Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-258698) and Form S-8 (Nos. 333-259854 and 333-271855) of OppFi Inc. of our report dated March 27, 2024, relating to the consolidated financial statements of OppFi Inc., appearing in this Annual Report on Form 10-K of OppFi Inc. for the year ended December 31, 2023.

/s/ RSM US LLP

Raleigh, North Carolina
March 27, 2024